Putnam U.S. Government Income Trust, 3/31/15, semi annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	  9,351
Class B	  145
Class C   513
Class M   151

72DD2 (000s omitted)

Class R	  278
Class Y   1,137

73A1

Class A	  0.147
Class B	  0.097
Class C	  0.096
Class M	  0.129

73A2

Class R	  0.129
Class Y	  0.165

74U1	(000s omitted)

Class A	  63,322
Class B   1,441
Class C   5,259
Class M	  1,151

74U2	(000s omitted)

Class R	  2,087
Class Y	  6,976

74V1

Class A	  13.69
Class B	  13.62
Class C	  13.57
Class M	  13.74

74V2

Class R   13.55
Class Y	  13.57

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.